Exhibit 10.8
ThredUp Inc.
Terms and Conditions of Fiscal Year 2021 Incentive Compensation Targets
Adopted: February 10, 2021
•Conditioned upon the executive’s employment with the company on each bonus payment date.
•For 2021, target bonus amounts are expected to be paid in quarterly installments, subject to adjustments and catch-up payments, as the Compensation Committee may determine, in the event of any underperformance in one quarter, but outperformance in a subsequent quarter.
•The CEO will update the Compensation Committee chairman on a quarterly basis regarding recommendations and company performance.
•No bonuses will be paid unless and until the Compensation Committee makes a determination with respect to the attainment of the applicable performance targets.